Filed pursuant to Rule 424(b)(3)
File No. 333-268410

EATON VANCE TAX-ADVANTAGED GLOBAL DIVIDEND OPPORTUNITIES FUND
Supplement to Prospectus dated March 31, 2023

The following replaces the Financial Highlights contained in the Prospectus:

Selected data for a Common Share outstanding during the periods stated.

	2025		2024		2023		2022		2021
Net asset value – Beginning of year	$27.73		$22.69		$21.99		$31.37		$22.39
Income (Loss) From Operations
Net investment income(1)	$0.65		$0.53		$0.85		$0.70		$0.47
Net realized and unrealized gain (loss)	4.73		6.41		1.50		(7.95)		10.30
Total income (loss) from operations	$5.38		$6.94		$2.35		$(7.25)		$10.77
Less Distributions
From net investment income	$(1.11)		$(0.68)		$(0.77)		$(0.70)		$(0.85)
From net realized gain	(0.97)		(1.22)		(0.88)		(1.45)		(0.97)
Total distributions	$(2.08)		$(1.90)		$(1.65)		$(2.15)		$(1.82)
Premium from common shares sold through shelf offering(1)	$—		$—		$—		$0.02		$0.03
Net asset value – End of year	$31.03		$27.73		$22.69		$21.99		$31.37
Market value – End of year	$28.36		$25.40		$20.17		$22.24		$32.34
Total Investment Return on Net Asset Value(2)	21.09%		31.88%		11.13%		(23.80)%		49.45%
Total Investment Return on Market Value(2)	20.82%		35.89%		(2.32)%		(25.25)%		74.75%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$508,603		$454,418		$371,810		$360,448		$503,815
Ratios (as a percentage of average daily net assets):(3)
Expenses excluding interest and fees	1.15%		1.18%		1.22%		1.18%		1.15%
Interest and fee expense	1.11%		1.38%		1.45%		0.41%		0.14%
Total expenses	2.26%		2.56%		2.67%		1.59%		1.29%
Net expenses	2.26	%(4)	2.56	%(4)	2.67	%(4)	1.59	%(4)	1.29%
Net investment income	2.28%		1.96%		3.54%		2.63%		1.63%
Portfolio Turnover	65%		67%		90%		52%		29%
Senior Securities:
Total amount outstanding (in 000’s)	$103,000		$103,000		$103,000		$103,000		$103,000
Asset coverage per $1,000(5)	$5,938		$5,412		$4,610		$4,500		$5,891

(See related footnotes.)

Financial Highlights (continued)

	2020	2019	2018	2017	2016
Net asset value – Beginning of year	$23.85	$22.18	$24.60	$21.79	$24.05
Income (Loss) From Operations
Net investment income(1)	$0.36	$0.44	$0.45	$0.49	$0.82	(7)
Net realized and unrealized gain (loss)	0.10	3.39	(0.72)	4.48	(0.92)
Total income (loss) from operations	$0.46	$3.83	$(0.27)	$4.97	$(0.10)
Less Distributions
From net investment income	$(0.34)	$(0.41)	$(0.32)	$(0.48)	$(0.78)
From net realized gain	(1.60)	(1.75)	(1.84)	(1.68)	(1.382)
Tax return of capital	—	—	—	$(2.16)	—
Total distributions	$(1.94)	$(2.16)	$(2.16)	$—	$(2.16)
Premium from common shares sold through shelf offering(1)	$0.02	$—	$0.02	$—	$—
Net asset value – End of year	$22.39	$23.85	$22.18	$24.60	$21.79
Market value – End of year	$19.74	$26.29	$21.69	$24.85	$20.67
Total Investment Return on Net Asset Value(2)	2.57%	18.21%	(1.50)%	23.92%	0.25%
Total Investment Return on Market Value(2)	(17.96)%	33.25%	(4.65)%	31.96%	1.69%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$351,153	$359,796	$333,771	$357,756	$316,478
Ratios (as a percentage of average daily net assets):
Expenses excluding interest and fees(6)	1.24%	1.28%	1.27%	1.30%	1.32%
Interest and fee expense	0.50%	1.06%	0.82%	0.61%	0.39%
Total expenses(6)	1.74%	2.34%	2.09%	1.91%	1.71%
Net investment income	1.58%	1.95%	1.83%	2.10%	3.67	%(7)
Portfolio Turnover	60%	48%	56%	60%	63%
Senior Securities:
Total notes payable outstanding (in 000’s)	$103,000	$118,000	$118,000	$118,000	$118,000
Asset coverage per $1,000 of notes payable(5)	$4,409	$4,049	$3,829	$4,032	$3,682
(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(3)	Total expenses do not reflect amounts reimbursed and/ or waived by the adviser and certain of its affiliates, if applicable. Net expenses are net of all reductions and represent the net expenses paid by the Fund.
(4)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Morgan Stanley Institutional Liquidity Funds -Government Portfolio (equal to less than 0.005% of average daily net assets for the year ended October 31, 2025, 2024, 2023 and 2022).
(5)	Calculated by subtracting the Fund’s total liabilities (not including the borrowings payable/notes payable) from the Fund’s total assets, and dividing the result by the borrowings payable/notes payable balance in thousands.
(6)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.
(7)	Net investment income per share includes special dividends which amounted to $0.230 per share for the year ended October 31, 2016. Excluding special dividends, the ratio of net investment income to average daily net assets would have been 2.65% for the year ended October 31, 2016.

January 12, 2026